Exhibit 99.1

ZELTIQ ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

Increases Full Year 2014 Revenue Guidance

Launches Revolutionary CoolSmooth™ Applicator

Receives FDA Clearance for Treatment of Thighs

•	Total revenue of $31.0 million, up 55% compared to $20.0 million in Q1 2013

•	179 systems shipped, compared to 112 systems in Q1 2013, bringing total system installed base to 2,354 systems

•	142,317 cycles shipped, up 83% from Q1 2013

PLEASANTON, CA (April 29, 2014) – ZELTIQ®, (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the first quarter 2014.

Mark Foley, President and Chief Executive Officer, said, “After a transformative 2013, our organization continued to execute and maintain the momentum generated last year by further building on key strategic initiatives which we believe will drive our long term success. We further differentiated our innovative technology, partnered with physician practices to drive utilization, leveraged our platform to treat more areas of the body, and achieved deeper penetration of the large and growing non-invasive body contouring market. We saw strong year-over-year increases in our consumable utilization rate which we believe is a direct result of the various initiatives and programs beginning to gain traction through our Practice Development Managers, and our Area Sales Managers drove another strong quarter of system placements while still increasing the already robust pipeline of system leads in our queue. Our strong progress on many of our key initiatives and execution by our sales force led to outstanding 55% year-over-year revenue growth in the first quarter and the further strengthening of CoolSculpting’s established market leadership position.”

Mr. Foley continued, “We also achieved two major milestones that we believe are significant to our long term growth strategy. In March, we launched our revolutionary non-suction based, surface applicator, CoolSmooth, designed to treat expanded areas of the body without the need to draw tissue away from the body. CoolSmooth saw strong pre-order demand during the quarter and we began shipping the product in early April. It is a platform on which we intend to further build, leveraging our unique technology. In April, we received FDA clearance across our entire applicator portfolio for the treatment of thighs. These two developments further strengthen our ability to drive deeper market penetration, and we expect a corresponding increase in demand for system sales over the course of 2014. Accordingly, we made significant investments in the first quarter in both sales and marketing and in inventory for both CoolSculpting systems and CoolSmooth applicators. We have included in today’s release as well as on our website some additional key metrics which we believe will provide greater transparency in the health and future growth of our business. We remain excited about the potential in 2014 and our confidence has led us to increase our full year 2014 revenue guidance to $137 million to $140 million.”

First Quarter Financial Review

Total net revenue for the first quarter 2014 was $31.0 million, consisting of $14.5 million of system revenue and $16.5 million of consumable revenue. This compares to total net revenue of $20.0 million, consisting of $11.1 million of system revenue and $8.9 million of consumable revenue for the first quarter 2013. Total cycles shipped increased 83% to 142,317 for the first quarter 2014, compared to 77,559 for the first quarter 2013.

Gross profit was $22.0 million, or 71% of revenue, for the first quarter 2014, compared to gross profit of $12.6 million, or 63% of revenue, for the first quarter 2013. Operating expenses for the first quarter 2014 were $29.2 million, compared to $20.1 million for the first quarter 2013.

Loss from operations for the first quarter 2014 was $7.2 million, compared to $7.5 million for the first quarter 2013. Net loss for the first quarter 2014 was $7.3 million, or $0.20 per share, compared to $7.5 million for the first quarter 2013, or $0.21 per share. Weighted average basic and diluted shares outstanding for the first quarter 2014 and first quarter 2013 was 37.2 million and 35.9 million, respectively.

Cash and cash equivalents, short-term investments, and long-term investments were $41.2 million as of March 31, 2014 compared to $51.6 million as of March 31, 2013, and $56.1 million as of December 31, 2013.

Revised Full Year 2014 Financial Guidance

ZELTIQ is updating its previously stated financial guidance for the full year 2014, provided on its fourth quarter and full year 2013 earnings conference call:

•	Revenue guidance in the range of $137 million to $140 million; up from prior guidance of $134 to $137 million

•	Consumable revenue of approximately 50% of total revenue; unchanged from prior guidance

•	Gross profit of approximately 70%; unchanged from prior guidance

•	Operating expenses of approximately 80% of total revenue; unchanged from prior guidance

•	Adjusted EBITDA margin of approximately (3%); new metric from prior guidance

Additional information regarding our results and guidance can be found in our Supplemental Financial and Operational Information schedule by CLICKING HERE or by visiting the Investor Relations section of our website at www.zeltiq.com.

Use of Non-GAAP Financial Measures

ZELTIQ has supplemented its GAAP net loss with a non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of ZELTIQ, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP Adjusted EBITDA to GAAP net loss in the most directly comparable GAAP measure is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the ZELTIQ’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

Conference Call

ZELTIQ will hold a conference call on Tuesday, April 29, 2014 at 4:30 p.m. ET to discuss the results. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. A live webcast of the conference call will be available online from the investor relations page of ZELTIQ’s corporate website at www.coolsculpting.com.

After the live webcast, the call will remain available on ZELTIQ’s website, www.coolsculpting.com, until ZELTIQ releases its second quarter 2014 financial results. In addition, a telephonic replay of the call will be available until May 6, 2014. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay conference ID number 29315879.

About ZELTIQ® Aesthetics

ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat bulges. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.

Forward-Looking Statements

The statements made in this press release regarding ZELTIQ’s belief that continued building on key strategic initiatives will drive its long term success, its expectation of an increase in demand for system sales over the course of 2014, its belief regarding the potential for 2014 and its financial guidance for 2014 are forward-looking statements. The words “believe,” “expect,” “potential” and “guidance” and similar words that denote future events or results identify these forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect ZELTIQ’s actual business operations and financial performance and condition. Factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ may incorrectly estimate or control its future expenditures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; as well as those other risks and uncertainties set forth in ZELTIQ’s Current Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 26, 2014. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:

Patrick F. Williams

ZELTIQ, Senior Vice President and CFO

925-474-2500

Nick Laudico

The Ruth Group

646-536-7030

nlaudico@theruthgroup.com

ZELTIQ Aesthetics, Inc.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,546	$25,798
Short-term investments	18,442	18,840
Accounts receivable, net	12,318	10,221
Inventory	15,231	8,406
Prepaid expenses and other current assets	3,676	4,368

Total current assets	64,213	67,633
Long-term investments	8,234	11,442
Restricted cash	332	331
Property and equipment, net	2,340	2,158
Intangible asset, net	6,306	6,481
Other assets	103	9

Total assets	$81,528	$88,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,195	$5,165
Accrued liabilities	17,127	18,364
Deferred revenue	2,532	1,674

Total current liabilities	25,854	25,203
Other non-current liabilities	204	275

Total liabilities	$26,058	$25,478

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	55,470	62,576

Total liabilities and stockholders’ equity	$81,528	$88,054

ZELTIQ Aesthetics, Inc.

Consolidated Statement of Operations

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013
Revenue	$30,975	$19,982
Cost of revenue	9,016	7,348

Gross profit	21,959	12,634

Operating expenses:
Research and development	4,270	3,749
Sales and marketing	20,187	12,542
General and administrative	4,713	3,808

Total operating expenses	29,170	20,099

Loss from operations	(7,211)	(7,465)
Interest income, net	19	24
Other expense, net	(66)	(34)

Loss before provision for income taxes	(7,258)	(7,475)
Provision for income taxes	79	7

Net loss	(7,337)	(7,482)

Net loss per share, basic and diluted	$(0.20)	$(0.21)

Weighted average shares of common stock outstanding used in computing net loss per share, basic and diluted	37,215,697	35,890,084

ZELTIQ Aesthetics, Inc.

Consolidated Statement of Cash Flows

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,337)	$(7,482)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	455	428
Stock-based compensation	2,105	1,119
Deferred income tax provision (benefit)	30	(20)
Amortization (accretion) of investment premium (discount), net	67	94
Provision for doubtful accounts receivable	—	25
Provision for excess and obsolete inventory	105	82
Loss on disposal and write-off of property and equipment	17	2
Changes in operating assets and liabilities:
Accounts receivable	(2,088)	1,100
Inventory	(6,291)	1,284
Prepaid expenses and other assets	570	(776)
Deferred revenue, net of deferred costs	853	(359)
Accounts payable, accrued and other non-current liabilities	(829)	(2,506)

Net cash used in operating activities	(12,343)	(7,009)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investments	(2,249)	(7,319)
Sale of investments	1,000	3,750
Proceeds from maturity of investments	4,791	4,448
Purchase of property and equipment	(559)	(68)
Change in restricted cash	(1)	107

Net cash provided by investing activities	2,982	918

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock upon exercise of stock options	640	68
Tax payments related to shares withheld for vested restricted stock units	(2,546)	(7)

Net cash (used in) provided by financing activities	(1,906)	61

Effect of exchange rate on cash and cash equivalents	15	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(11,252)	(6,030)
CASH AND CASH EQUIVALENTS—Beginning of period	25,798	22,876

CASH AND CASH EQUIVALENTS—End of period	$14,546	$16,846

ZELTIQ Aesthetics, Inc.

Reconciliation of Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013
Net loss, as reported	$(7,337)	$(7,482)
Adjustments to net loss:
Interest income and other expense, net	47	10
Provision for income taxes	79	7
Depreciation and amortization	455	428
Stock-based compensation expense	2,105	1,119

Total adjustments to net loss	2,686	1,564
Adjusted EBITDA	$(4,651)	$(5,918)

Adjusted EBITDA as a percentage of revenue	-15%	-30%